Exhibit 10.8


                              CONSULTING AGREEMENT

            This  Consulting  Agreement  is dated as of August  6, 1999  between
SOLUTIONET, LTD., a corporation organized and existing under the laws of the State of Delaware and having its executive offices at 185 Allen Brook Lane, Williston, Vermont (the "Corporation"), and James D. Richards, III, an individual residing in Charlotte, Vermont ("Consultant").

            Whereas, the Corporation is engaged in the business of developing computer and software technology;

            Whereas, the Consultant was previously the sole shareholder of the Corporation but has sold an approximately 55% interest in the Corporation to eNote.Com, Inc.

            Whereas, the Corporation will continue to need the services of the Consultant, to serve as acting President of the Corporation, recognizing that the Consultant is currently employed by eNote.Com, Inc. ("eNote") as eNote's Director of Technology;

            Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:

            1. Engagement. Upon the terms and conditions contained in this Agreement, the Corporation hereby engages the Consultant, and the Consultant hereby accepts the engagement, and agrees to be a consultant to the Corporation as its acting President.

            2.  Services.  During  the term of this  Agreement,  as  defined  in
Section 4 below (the "Term"), at the request of the Corporation, the Consultant shall give to the Corporation the benefit of the Consultant's skill in performing the tasks described herein (the "Consulting Services"). Consulting Services shall mean preparing and reviewing the Corporation's financial and business projections, reviewing the Corporation's work in process, providing assistance to the Corporation with respect to its technological developments and improvements, performing similar duties commensurate with Consultant's experience, advising on past or potential projects, advising on past or potential corporate actions, and tracking the financial progress and condition of the Corporation as summarized by the financial statements of the Corporation that are provided to the Consultant. The Consultant shall be given access to all necessary documents, materials and other information in order to render such Consulting Services. In no event shall the consultant be required to provide Consulting Services for more than two hundred (200) hours per year, all of which services shall be rendered during times that are mutually agreeable to the Corporation and the Consultant.

            The Corporation recognizes that the Consultant is employed by eNote.Com, Inc., a shareholder of the Corporation, and that the Consulting Services to be provided hereunder are not to conflict with any obligations that Consultant has under any employment agreement that he may have with eNote.Com, Inc.


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

            3. Compensation. The Corporation shall pay the Consultant $2083 per month in compensation for services rendered as President of the Corporation, such amount to be payable in advance on the first Friday of every month. Notwithstanding the foregoing, said compensation shall only be paid to the extent that the Corporation has funds available from (a) earnings before Interest, Taxes, Depreciation and Amortization, (b) paid-in capital or surplus, and/or (c) retained earnings (collectively referred to as "Available Funds"). In the event that Available Funds are not sufficient to make the monthly payment in full, the amount not so paid shall continue to accrue (without interest) and be paid from the next available funds. In the event that there does not exist Available Funds to make payment, the Consultant may, at his option, agree to not perform Consulting Services in any month, in which case, the compensation for such month shall be waived.

            4. Term. The term of the Consultant's engagement (the "Term") shall commence on the date hereof and continue until the date that is two years from the Closing Date that eNote purchases the stock in the Company from Consultant, as such date is determined in accordance with that certain Stock Purchase Agreement dated on or about August 6, 1999 by and among James D. Richards, III, Martine Richards, the Company and eNote.Com, Inc.

            5. General Provisions.

            A. No Waiver. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

            B. Notice. Any notice required or permitted under this Agreement shall be given in writing by (A) delivery in hand, or (B) by postage prepaid, United States first class mail or (C) by facsimile, promptly followed by postage prepaid, United States first class mail to the parties at their respective addressees specified above or at such other address for a party as that party may specify by notice. Notice shall be effective upon receipt if by hand delivery, or within three days of mailing if sent by mail.

            C. Miscellaneous. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and other same instrument; (ii) shall be governed by and construed under the laws of The State of Vermont applicable to contracts made, accepted, and performed wholly within the State, without application of principles of conflicts of laws; (iii) may be amended, modified, or terminated, and any right under the Agreement may be waived in whole or in part, only by a writing signed by both parties; (iv) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement, and (v) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and assigns, except that no party may delegate any of its obligations under this Agreement or assign this Agreement, without prior written consent of the other party.


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            6. Taxes.  The  Corporation  shall not be  required to withhold  any amounts for state or federal income tax or for FICA taxes from sums becoming due to the Consultant under this Agreement. The Consultant shall be responsible for all state and federal withholdings and FICA taxes due or to become due with respect to the compensation paid to Consultant under this Agreement.


            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                               SOLUTIONET, LTD.


----------------------------------             By:
Witness                                           ----------------------------
                                                Duly Authorized Agent




                                               CONSULTANT



----------------------------------             ---------------------------------
Witness                                        James D. Richards, III